NEWS RELEASE

CONTACT:
CONMED Corporation
Luke Pomilio
Chief Financial Officer
315-624-3202
LukePomilio@conmed.com

CONMED Corporation Announces Second Quarter 2015 Financial Results

Utica, New York, July 21, 2015 --- CONMED Corporation (Nasdaq: CNMD) today announced financial results for the second quarter ended June 30, 2015.

Second Quarter 2015 Highlights

•	Sales were $181.0 million, a decrease of 3.8%, compared to the second quarter of 2014. On a constant currency basis, sales decreased 0.4% over the prior-year period.
•	Diluted earnings per share (GAAP) were $0.27, compared to $0.37 in the second quarter of 2014.
•	Adjusted diluted earnings per share were $0.36 versus $0.47 in the prior-year period.
•	Appointed Peter Shagory as Executive Vice President, Strategy and Corporate Development.
•	On July 1, added David Bronson and John Workman to its Board of Directors.

"I am encouraged by the progress we have made throughout our commercial organization, and we exited the second quarter with positive momentum across our business. We are well positioned for accelerating growth in the second half and, importantly, remain on track to achieve our full year financial guidance," commented Curt R. Hartman, CONMED’s President and Chief Executive Officer.

Sales Analysis

For the quarter ended June 30, 2015, domestic sales, which represented 49.2% of total revenue, increased 1.9%, driven by growth in capital equipment sales. International sales, which represented 50.8% of total revenue, declined 8.7% compared to the second quarter of 2014 on a reported basis. Foreign currency exchange rates, including the effects of the FX hedging program, had a negative impact of $6.4 million on second quarter sales. In constant currency, international sales decreased 2.5% versus the prior-year period. Outside the United States, a slight increase in the sales of single-use products was more than offset by a decline in capital equipment sales.

Earnings Analysis

Reported net earnings of $7.5 million decreased 27.2% in the quarter, compared to reported net earnings of $10.3 million in the prior year. Reported diluted net earnings per share of $0.27 decreased 27.0% in the quarter, compared to the prior year period. Reported net earnings include restructuring costs in 2015 and 2014, as well as charges for a patent dispute and shareholder activism in 2014. The effect of each of these items on reported net earnings appears in the reconciliation of GAAP to non-GAAP measures provided below.

Excluding the impact of the items described above, adjusted net earnings of $9.9 million decreased 23.5% year over year, and adjusted diluted net earnings per share of $0.36 decreased 23.4% year over year. Lower operating expenses in the current quarter were more than offset by the negative impact of foreign currency, the expensing of unfavorable production variances incurred in prior periods and a higher tax rate.

2015 Outlook

The Company reiterated its previously disclosed constant currency sales guidance, which calls for organic sales growth in 2015 to be in the range of 1% to 3%. Using current exchange rates, CONMED continues to anticipate that reported sales for 2015 will be in the range of $723 million to $738 million, representing a growth range of (2%) to 0%, and that adjusted diluted net earnings per share will be in the range of $1.82 to $1.92.

Conference Call

The Company’s management will host a conference call today at 4:30 p.m. ET to discuss its second quarter results.

To participate in the conference call, dial 877-280-4957 (domestic) or 857-244-7314 (international) and enter the passcode 95923964.

This conference call will also be webcast and can be accessed from the Investors section of CONMED's web site at www.conmed.com. The webcast replay of the call will be available at the same site approximately one hour after the end of the call.

A recording of the call will also be available from 8:30 p.m. ET on Tuesday, July 21, 2015, until 11:59 p.m. ET on Tuesday, July 28, 2015. To hear this recording, dial 888-286-8010 (domestic) or 617-801-6888 (international) and enter the passcode 99098236.

About CONMED Corporation

CONMED is a medical technology company that provides surgical devices and equipment for minimally invasive procedures. The Company’s products are used by surgeons and physicians in a variety of specialties, including orthopedics, general surgery, gynecology, neurosurgery and gastroenterology. The Company distributes its products worldwide from several manufacturing locations. CONMED has a direct selling presence in 16 countries outside the United States, and international sales constitute over 50% of the Company’s total sales. Headquartered in Utica, New York, the Company employs 3,400 people. For more information, visit www.conmed.com.

Forward-Looking Statements

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company's performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties which could cause actual results, performance or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to, the risks relating to forward-looking statements discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures

The Company supplements the reporting of its financial information determined under accounting principles generally accepted in the United States (GAAP) with certain non-GAAP financial measures, including percentage sales growth in constant currency; adjusted gross profit; cost of sales excluding specified items; adjusted selling and administrative expenses; adjusted operating income; adjusted effective income tax rate; adjusted net earnings and adjusted diluted net earnings per share (EPS). The Company believes that these non-GAAP measures provide meaningful information to assist investors and shareholders in understanding our financial results and assessing our prospects for future performance. Management believes percentage sales growth in constant currency and the other adjusted measures described above are important indicators of our operations because they exclude items that may not be indicative of, or are unrelated to, our core operating results and provide a baseline for analyzing trends in the Company’s underlying businesses. Further, the presentation of EBITDA is a non-GAAP measurement that management considers useful for measuring aspects of the Company’s cash flow. Management uses these non-GAAP financial measures for reviewing the operating results and analyzing potential future business trends in connection with our budget process and bases certain management incentive compensation on these non-GAAP financial measures.

To measure percentage sales growth in constant currency, the Company removes the impact of changes in foreign currency exchange rates that affect the comparability and trend of sales. To measure earnings performance on a consistent and comparable basis, the Company excludes certain items that affect the comparability of operating results and the trend of earnings.  These adjustments are irregular in timing, may not be indicative of our past and future performance and are therefore excluded to allow investors to better understand underlying operating trends.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales growth, gross profit, cost of sales, selling and administrative expenses, operating income, effective income tax rate, net earnings and diluted net earnings per share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of our business. The Company strongly encourages investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Consolidated Condensed Statements of Income

(in thousands except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net sales	$181,027	$188,150	$358,967	$370,091
Cost of sales	87,529	87,122	173,187	166,481
Gross profit	93,498	101,028	185,780	203,610
% of sales	51.6%	53.7%	51.8%	55.0%
Selling and administrative expense	73,581	78,234	148,367	156,598
R & D	7,501	6,854	14,043	13,764
Income from operations	12,416	15,940	23,370	33,248
% of sales	6.9%	8.5%	6.5%	9.0%
Interest expense	1,489	1,571	2,949	3,032
Income before income taxes	10,927	14,369	20,421	30,216
Provision for income taxes	3,466	4,114	6,648	11,335
Net income	$7,461	$10,255	$13,773	$18,881

Basic EPS	$0.27	$0.38	$0.50	$0.69
Diluted EPS	$0.27	$0.37	$0.49	$0.68

Basic shares	27,620	27,257	27,603	27,303
Diluted shares	27,857	27,753	27,839	27,803

Consolidated Condensed Balance Sheets

(in thousands, unaudited)

	June	December
	2015	2014
Assets:
Cash and cash equivalents	$62,216	$66,332
Accounts receivable, net	129,660	129,287
Inventories	149,180	148,149
Other current assets	33,210	37,382
Total Current Assets	374,266	381,150
Property, plant and equipment, net	131,625	133,429
Goodwill	261,004	256,232
Other intangible assets, net	311,128	316,440
Other assets	11,363	10,943
Total Assets	$1,089,386	$1,098,194

Liabilities and Shareholders' Equity
Current liabilities	$109,882	$115,956
Long-term debt, excluding current maturities	258,545	240,201
Other liabilities	142,865	160,739
Shareholders' equity	578,094	581,298
Total liabilities and shareholders' equity	$1,089,386	$1,098,194

Consolidated Condensed Statements of Cash Flows

Six Months Ended June 2015 and 2014

(in thousands, unaudited)

	2015	2014
Operating Activities
Net income	$13,773	$18,881
Depreciation and amortization	21,081	22,304
Changes in operating assets and liabilities and other, net	(9,799)	(16,272)
Net cash provided by operating activities	25,055	24,913

Investing Activities
Payments related to business acquisitions	(6,104)	—
Purchases of property, plant, and equipment	(7,783)	(8,641)
Net cash used in investing activities	(13,887)	(8,641)

Financing Activities
Proceeds of debt	19,000	31,000
Payment related to distribution agreements	(16,667)	(16,667)
Payment related to contingent consideration	(2,423)	—
Dividend payments on Common Stock	(11,026)	(10,987)
Repurchase of Common Stock	—	(16,862)
Other, net	51	2,252
Net cash used in financing activities	(11,065)	(11,264)

Effect of exchange rate change on cash and cash equivalents	(4,219)	963
Net increase (decrease) in cash and cash equivalents	(4,116)	5,971
Cash and cash equivalents at beginning of period	66,332	54,443
Cash and cash equivalents at end of period	$62,216	$60,414

Sales Summary

(in millions, unaudited)

	Three Months Ended June				Six Months Ended June
			% Change				% Change
	2015	2014	As Reported	Constant Currency	2015	2014	As Reported	Constant Currency
Orthopedic Surgery	$96.8	$102.4	-5.4%	-1.0%	$195.4	$208.3	-6.2%	-2.1%
General Surgery	71.1	70.7	0.5%	2.3%	137.2	134.2	2.2%	3.9%
Surgical Visualization	13.1	15.1	-12.8%	-9.4%	26.4	27.6	-4.3%	-1.0%
	$181.0	$188.2	-3.8%	-0.4%	$359.0	$370.1	-3.0%	0.2%

Single-use products	$145.3	$150.2	-3.2%	0.2%	$285.5	$296.6	-3.7%	-0.6%
Capital products	35.7	38.0	-6.1%	-2.8%	73.5	73.5	0.0%	3.2%
	$181.0	$188.2	-3.8%	-0.4%	$359.0	$370.1	-3.0%	0.2%

Reconciliation of Reported Net Earnings to Adjusted Net Earnings

(in thousands, except per share amounts, unaudited)

	Three Months Ended June 2015
	Gross Profit	Selling & Administrative Expense	Operating Income	Net Income	Effective Tax Rate	Diluted EPS
As reported	$93,498	$73,581	$12,416	$7,461	31.7%	$0.27
% of sales	51.6%		6.9%
Restructuring costs (1)	1,534	(2,284)	3,818	2,444	1.1%	0.09
Adjusted	$95,032	$71,297	$16,234	$9,905	32.8%	$0.36
% of sales	52.5%		9.0%

	Three Months Ended June 2014
	Gross Profit	Selling & Administrative Expense	Operating Income	Net Income	Effective Tax Rate	Diluted EPS
As reported	$101,028	$78,234	$15,940	$10,255	28.6%	$0.37
% of sales	53.7%		8.5%
Restructuring costs (1)	1,358	(494)	1,852	1,185	0.8%	0.05
Patent dispute and other matters (2)	—	(1,410)	1,410	902	0.5%	0.03
Shareholder activism (3)	—	(935)	935	598	0.3%	0.02
Adjusted	$102,386	$75,395	$20,137	$12,940	30.3%	$0.47
% of sales	54.4%		10.7%

	Six Months Ended June 2015
	Gross Profit	Selling & Administrative Expense	Operating Income	Net Income	Effective Tax Rate	Diluted EPS
As reported	$185,780	$148,367	$23,370	$13,773	32.6%	$0.49
% of sales	51.8%		6.5%
Restructuring costs (1)	3,863	(8,464)	12,327	7,889	1.3%	0.29
Adjusted	$189,643	$139,903	$35,697	$21,662	33.9%	$0.78
% of sales	52.8%		9.9%

	Six Months Ended June 2014
	Gross Profit	Selling & Administrative Expense	Operating Income	Net Income	Effective Tax Rate	Diluted EPS
As reported	$203,610	$156,598	$33,248	$18,881	37.5%	$0.68
% of sales	55.0%		9.0%
Restructuring costs(1)	2,306	(1,207)	3,513	2,248	-0.2%	0.08
Patent dispute and other matters (2)	—	(3,304)	3,304	2,115	-0.1%	0.08
Shareholder activism (3)	—	(1,525)	1,525	976	0.0%	0.03
New York State corporate tax reform (4)	—		—	2,258	-5.9%	0.08
Adjusted	$205,916	$150,562	$41,590	$26,478	31.3%	$0.95
% of sales	55.6%		11.2%

1 In 2015 and 2014, the Company continued the operational restructuring, including the consolidation of our Centennial, Colorado manufacturing operations into other existing CONMED manufacturing facilities. Additionally, in 2015 and 2014, the Company restructured certain sales, marketing and administrative functions and incurred severance and other related costs.

2 In 2014, the Company incurred legal and settlement costs associated with a patent infringement claim and costs associated with a legal matter in which we prevailed at trial.

3 In 2014, the Company incurred certain costs associated with shareholder activism.

4 In 2014, New York State enacted corporate tax reform changing the tax rate of a manufacturing company such as CONMED to essentially 0%. As a result, our previously recorded New York State net deferred tax assets were written off to income tax expense.

Reconciliation of Reported Net Income to EBITDA & Adjusted EBITDA

(in thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net income	$7,461	$10,255	$13,773	$18,881
Provision for income taxes	3,466	4,114	6,648	11,335
Interest expense	1,489	1,571	2,949	3,032
Depreciation	4,563	4,906	9,196	9,473
Amortization	6,199	6,385	11,589	12,539
EBITDA	$23,178	$27,231	$44,155	$55,260

Stock based compensation	1,782	1,333	3,038	2,518
Restructuring costs	3,818	1,852	12,327	3,513
Patent dispute and other matters	—	1,410	—	3,304
Shareholder activism	—	935	—	1,525
Adjusted EBITDA	$28,778	$32,761	$59,520	$66,120

EBITDA Margin
EBITDA	12.8%	14.5%	12.3%	14.9%
Adjusted EBITDA	15.9%	17.4%	16.6%	17.9%

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